                                                                    EXHIBIT 99.1

                        FEDERAL RESERVE BANK OF NEW YORK
                                33 LIBERTY STREET
                           NEW YORK, N.Y. 10045-0001
                             TELEPHONE 212 720-5268


William L. Rutledge                                           April 3, 2006
Executive Vice President



Mr. Charles Prince
Chief Executive Officer
Citigroup Inc.
399 Park Avenue
2nd Floor
New York, NY 10021

Dear Mr. Prince:

      I write concerning the Order issued by the Board of Governors of the Federal Reserve System ("Board") on March 16, 2005, slightly more than one year ago (the "Order").

      The Board's Order approved Citigroup's application for the Board of Governors' approval under Section 3 of the Bank Holding Company Act to acquire First American Bank. In the text of the Order, the Board recited its expectation that Citigroup would "devote the necessary attention to implementing its [compliance risk management program] fully and effectively" and "not undertake significant expansion during the implementation period."

      Citigroup has made significant progress in implementing its new compliance risk management program. Consequently, the understanding that you would refrain from significant expansion is no longer in operation. Of course, the System will carefully review any expansion proposal undertaken by Citigroup in accordance with all applicable statutory requirements and cannot, at this time, express any view on whether those requirements would be met regarding any specific proposal. If you have any questions, please do not hesitate to call.

                                               Very truly yours,

                                               /s/ William L. Rutledge
                                               William L. Rutledge